Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — APRIL 12, 2018

SKYLINE REPORTS THIRD QUARTER AND FIRST NINE MONTHS RESULTS

For the third quarter of fiscal 2018, Skyline Corporation (NYSE American: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales of $57,978,000, an increase of 12.3% over net sales of $51,640,000 in the year ago quarter. The current quarter included approximately $5,000,000 of homes constructed to Federal Emergency Management Agency (“FEMA”) specifications that were sold to an authorized FEMA contractor. The year ago quarter included net sales of $7,573,000 attributable to the Elkhart, Indiana and Mansfield, Texas facilities which closed in the fourth quarter of fiscal 2017.
•	Operating income for fiscal 2018 was $1,233,000 as compared to an operating loss of $2,362,000 for fiscal 2017. Current year operating income includes $1,013,000 in non-recurring costs associated with the pending merger with Champion Enterprise Holdings, LLC (“Champion”). The prior year’s operating loss included a $945,000 loss, excluding corporate overhead allocation, attributable to the Elkhart and Mansfield facilities.
•	Net income for fiscal 2018 was $1,218,000 as compared to a net loss of $2,447,000 for fiscal 2017. On a basic per share basis, net income was $.15 as compared to a net loss of $.29 for year ago quarter.

For the nine months of fiscal 2018, the Corporation reported the following results:

•	Net sales of $174,205,000, an approximate 1.6 percent decrease from net sales of $177,042,000 in the year ago period. The first nine months of fiscal 2017 included net sales of $20,866,000 attributable to the Elkhart, Indiana and Mansfield, Texas facilities.
•	Operating income for fiscal 2018 was $5,988,000 as compared to an operating loss of $2,041,000 for fiscal 2017. Current year operating income includes a $702,000 net gain on the sale of property, plant and equipment, and $1,203,000 in non-recurring costs associated with the pending merger with Champion. Prior year’s operating loss included a $3,462,000 loss, excluding corporate overhead allocation, attributable to the Elkhart and Mansfield facilities.
•	Net income for fiscal 2018 was $5,789,000 as compared to a net loss of $2,298,000 for fiscal 2017. On a basic per share basis, net income was $.69 as compared to a net loss of $.27 for the year ago quarter.

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

Skyline Corporation and Subsidiary Companies

Consolidated Balance Sheets

(Dollars in thousands)

	March 4, 2018	May 31, 2017
	(Unaudited)
Current Assets:
Cash	$14,090	$11,384
Accounts receivable	14,345	12,751
Inventories	13,046	12,233
Workers’ compensation security deposit	800	371
Other current assets	820	563

Total Current Assets	43,101	37,302

Property, Plant and Equipment, at Cost:
Land	2,016	2,965
Buildings and improvements	36,092	35,368
Machinery and equipment	16,715	16,364

	54,823	54,697
Less accumulated depreciation	44,191	43,721

	10,632	10,976

Other Assets	4,705	7,366

Total Assets	$58,438	$55,644

Current Liabilities:
Accounts payable, trade	$5,240	$3,861
Accrued salaries and wages	3,350	3,530
Accrued marketing programs	3,306	1,986
Accrued warranty	3,811	4,757
Customer deposits	1,480	1,880
Other accrued liabilities	2,342	2,371

Total Current Liabilities	19,529	18,385

Long-Term Liabilities:
Deferred compensation expense	4,801	4,848
Accrued warranty	2,800	2,800
Life insurance loans	—	4,312

Total Long-Term Liabilities	7,601	11,960

Shareholders’ Equity:
Common stock, $.0277 par value, 15,000,000 shares authorized; issued 11,217,144 shares	312	312
Additional paid-in capital	5,391	5,171
Retained earnings	91,349	85,560
Treasury stock, at cost, 2,825,900 shares	(65,744)	(65,744)

Total Shareholders’ Equity	31,308	25,299

Total Liabilities and Shareholders’ Equity	$58,438	$55,644

Skyline Corporation and Subsidiary Companies

Consolidated Income Statements

For the Three-Months and Nine-Months Ended March 4, 2018 and February 28, 2017

(Dollars in thousands, except share and per share amounts)

	Three-Months Ended		Nine-Months Ended
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
OPERATIONS
Net sales	$57,978	$51,640	$174,205	$177,042
Cost of sales	49,832	48,421	149,762	162,013

Gross profit	8,146	3,219	24,443	15,029
Selling and administrative expenses	6,913	5,581	19,157	17,070
Net gain on sale of property, plant and equipment	—	—	702	—

Operating income (loss)	1,233	(2,362)	5,988	(2,041)
Interest expense	(15)	(85)	(199)	(257)
Income tax expense	—	—	—	—

Net income (loss)	$1,218	$(2,447)	$5,789	$(2,298)

Basic income (loss) per share	$.15	$(.29)	$.69	$(.27)

Diluted income (loss) per share	$.14	$(.29)	$.68	$(.27)

Weighted average number of common shares outstanding:
Basic	8,391,244	8,391,244	8,391,244	8,391,244

Diluted	8,627,332	8,391,244	8,574,146	8,391,244